UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 30, 2018

ION Geophysical Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 100
Houston, Texas 77042-2855
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

Results of Special Meeting of Stockholders

On November 30, 2018, ION Geophysical Corporation (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) in Houston, Texas. Of the 14,117,298 shares of common stock outstanding and entitled to vote as of the record date, 8,055,936 shares (57.06%) were present or represented by proxy at the Special Meeting. At the Special Meeting, the Company’s stockholders approved the proposal to amend the Company’s Second Amended and Restated 2013 Long-Term Incentive Plan (the “2013 LTIP”).

The results of the voting on the matter submitted to the stockholders were as follows:

Proposal	For	Against	Abstain
Approval of certain amendments to the Company's 2013 LTIP, including increasing the total number of shares of our Common Stock available for issuance under the 2013 LTIP by 1.2 million shares, for a total of 1,661,130 shares, eliminating the restriction on the number of shares in the 2013 LTIP that can be issued as full value awards, and certain other technical updates and clarifications related to Section 162(m) of the Internal Revenue Code, as amended.	5,963,734	2,014,437	77,765

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2018, the Compensation Committee of the Company’s Board of Directors approved grants of certain equity compensation awards to its key employees, including its officers. The Compensation Committee made the grants contingent upon the approval, by the Company’s shareholders, of the amendments to the 2013 LTIP that are addressed in Item 5.07 above. The table below shows the grants issued on December 1, 2018 to the current named executive officers of the Company of (i) shares of the Company’s restricted stock under the Company’s 2013 LTIP, as amended on November 30, 2018 (the “LTIP”), and (ii) awards of cash settled SARs under the Company’s 2018 Stock Appreciation Rights Plan (the “SAR Plan”).

Executive Officer	Title	Shares of Restricted Stock (#)	SARs (#)
R. Brian Hanson	President, Chief Executive Officer and Director	180,000	192,000
Steven A. Bate	Executive Vice President and Chief Financial Officer	89,430	95,435
Christopher T. Usher	Executive Vice President and Chief Operating Officer, Operations Optimization	89,430	95,435
Kenneth G. Williamson	Executive Vice President and Chief Operating Officer, E&P Technology & Services	89,430	95,435
Matthew R. Powers	Executive Vice President, General Counsel and Corporate Secretary	38,443	40,995

The shares of restricted stock awarded will vest in one-third increments each year over a three-year period, conditioned upon the recipient’s continued employment during that time; however, in addition to this time-based vesting restriction, none of the awards will vest unless certain performance measures are satisfied, as follows:
If the 20-day volume weighted average price (the “VWAP”) per share of the Company’s common stock does not meet or exceed $17.50, none of the shares shall vest; if the VWAP meets or exceeds $17.50 but does not meet or exceed $22.50, 1/3 of the shares shall vest; if the VWAP meets or exceeds $22.50 but does not meet or exceed $27.50, 2/3 of the shares shall vest; and for full vesting, the VWAP must meet or exceed $27.50. The performance measures are in addition to the time-based vesting restriction, and vice versa.
During the period that the restricted stock has not yet vested, holders of shares of restricted stock are entitled to the same voting rights as all other holders of common stock.
The SARs have a per SAR exercise price of $8.85, which was the closing sales price per share of the Company's common stock on the NYSE on the last trading day prior to the date of grant, in accordance with the terms of the SAR Plan. The SARS have the same time-based and performance based vesting restrictions as the restricted stock, described above. The maximum value of each SAR is capped at $27.50.
As previously discussed in filings with the SEC related to the Special Meeting, the awards are less dilutive to shareholders than awards under a traditional plan comprised of both restricted stock and stock options. As also discussed, the Company has no intention to award further equity from the LTIP to the persons in these positions over the next three years; giving effect to this intention, the per-year value of the awards reflected in this filing, including the SARS, is significantly below the per-year value of equity compensation recommended by consultant AON Hewitt, which the Company engaged earlier this year to perform an analysis of our compensation program.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2018	ION GEOPHYSICAL CORPORATION
By: /s/ MATTHEW POWERS Matthew Powers Executive Vice President, General Counsel and Corporate Secretary